EXHIBIT 99.1

OPTi Announces Ex-Dividend Date of November 22, 2010

Palo Alto, CA.  November 10, 2010 – OPTi Inc. (OTCBB:OPTI) (“the Company”) announced today that the ex-dividend date has been determined by the Financial Industry Regulatory Authority (“FINRA”).  On October 14, 2010, the Company announced that its Board of Directors had declared a cash dividend of $0.65 per share on each share of the Company’s common stock. The dividend will be payable on December 15, 2010, and the Company had set the record date for the dividend as November 24, 2010.  The ex-dividend date established by FINRA is November 22, 2010.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties.  The Company’s actual results including the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters.  Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:
Bernard Marren, President & CEO
Michael Mazzoni, CFO
(650) 213-8550